HomeStreet Appoints Joanne Harrel to Board of Directors

SEATTLE – January 27, 2022 – HomeStreet, Inc. (Nasdaq: HMST) or (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank” and together with HomeStreet, the “Company”), today announced it has appointed Joanne Harrell to the Boards of Directors for both HomeStreet and HomeStreet Bank.
Ms. Harrell brings extensive experience in executive roles within the high-tech, telecommunications and non-profit sectors. She has a record of creating public-private partnerships that lead to innovative solutions to pressing civic and societal issues. Most recently, Ms. Harrell worked for Microsoft Corporation for 20 years where she led teams in the sales, marketing and services disciplines focused on enterprise, public sector and original equipment manufacturing customers and partners. Prior to Microsoft, Ms. Harrell was President and Chief Executive Officer of United Way of King County. Ms. Harrell holds a B.A and an M.B.A. from the University of Washington and has served as a regent for the University of Washington since 2009. Ms. Harrell was appointed to serve on the Enterprise Risk Management (“ERM”) and the Human Resources and Corporate Governance (“HRCG”) committees.
“We are pleased to welcome Joanne to our Board of Directors," said Mark K. Mason, Chairman of the Board and Chief Executive Officer of HomeStreet. “With her extensive multi-sector experience and her involvement in environmental, social and governance (“ESG”) programs, Ms. Harrell will provide valuable oversight as HomeStreet executes its business plan and enhances its ESG programs. We are very fortunate to be able to attract a candidate of Joanne’s caliber and experience”
“We welcome Joanne as a significant addition to our team of independent directors on the HomeStreet board” said Donald R. Voss, Lead Independent Director of HomeStreet. “Her addition brings extensive industry and management experience to us and strengthens the diversity of our boards.”
“I am excited to join the Board of Directors of a company that has such a rich history of going above and beyond in supporting our communities," stated Joanne Harrell. "In addition to being able to provide meaningful oversight to HomeStreet’s operations, I believe I am well suited to support HomeStreet’s commitment to serving the community and achieving meaningful ESG goals.”
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award and is ranked as a top 10 “Small Regional Bank” within the U.S., according to Bankdirector.com. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contacts:

Executive Vice President and Chief Financial Officer:
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

or

Media Relations:
Misty Ford, 206-876-5506
misty.ford@homestreet.com